Exhibit 10.4

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this "Agreement") is made and entered into as of April 12, 2018 (the "Effective Date"), by and between JUTLAND 4141 INVESTMENTS, LTD., a California limited partnership ("Landlord"), and everspin technologies, inc., a Delaware corporation ("Tenant").

RECITALS

Landlord and Tenant are parties to that certain Office Lease Agreement dated as of January 7, 2011 (the "Original Lease"), as amended by that certain First Amendment to Commercial Office Lease dated as of January [undated], 2015 (the "First Amendment" and, together with the Original Lease, the "Lease"), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, certain premises containing approximately 11,837 rentable square feet and commonly known as Suites 200 and 220 (the "Premises"), in the office building located at 1347 N. Alma School Road, Chandler, Arizona (the "Building"), in the office project commonly known as Chandler Office Center (the "Project"), as more particularly described in the Lease.  The parties now desire to terminate the Lease in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and upon the conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Termination of Lease.  Effective as of April 13, 2018 (the "Termination Date"), the Lease shall be deemed terminated and Tenant shall surrender to Landlord all of Tenant's right, title and interest in and to the Premises, the Lease and any other rights of occupancy with respect to the Premises.  Subject to the terms of this Agreement, from and after the Termination Date, Tenant shall have no further rights whatsoever (occupancy or otherwise) to the Premises or under the Lease, and Landlord and Tenant shall have no further duties or obligations to one another in connection with the Lease, except for (i) Tenant's obligations to continue performance of all obligations under the Lease (including, without limitation, Tenant's obligation to pay rent and all other charges and amounts due under the Lease) until such time as Tenant has properly surrendered the Premises in accordance with the terms of the Lease; (ii) Tenant's obligations under this Agreement, and (iii) the obligations of Tenant under the Lease and/or at law which are specifically stated to survive the expiration or earlier termination of the Lease (collectively, the "Surviving Obligations"). Tenant hereby acknowledges and agrees that, notwithstanding anything to the contrary contained in the Lease or this Agreement, the Surviving Obligations shall include, without limitation, Tenant's indemnification obligations contained in the Lease.

2.          Agreement Contingency.  Notwithstanding anything to the contrary herein, Landlord and Tenant hereby acknowledge and agree that this Agreement (and the early termination of the Lease pursuant to the terms of this Agreement) is expressly conditioned upon the execution of a lease agreement (satisfactory to Landlord in its sole and absolute discretion), on or prior to, or concurrently with, the Effective Date, between Landlord and a third party tenant for the lease of the Premises (the "Third-Party Lease").  The foregoing condition is for the sole benefit of Landlord and, accordingly, may be waived only by Landlord (in its sole and absolute discretion) in writing, and not by Tenant or any other party.  If the foregoing condition is not satisfied or waived in writing by Landlord, then the other terms and conditions of this Agreement shall be null and void and of no force or effect, unless otherwise designated by Landlord within ten (10) business days after the Effective Date.

3.          Termination Fee.  In consideration of Landlord accepting the early termination of the Lease pursuant to this Agreement, on or before May 1, 2018 (the "Termination Fee Date"), Tenant shall pay to Landlord the amount of Forty-Two Thousand Five Hundred Forty-Five and 80/100 Dollars ($42,545.80) in immediately available funds (the "Termination Fee").  The Termination Fee shall constitute separate consideration for Landlord's acceptance of the early termination of the Lease as described above and shall not be applied against any other amounts that may be due and payable by Tenant to Landlord on account of any Surviving Obligations.  In the event that this Agreement is terminated pursuant to Section 2 above after Tenant has paid the Termination Fee to Landlord, then Landlord shall return the Termination Fee to Tenant within ten (10) days following such termination of this Agreement.

4.          Security Deposit.  Landlord and Tenant hereby acknowledge and agree that Landlord is holding a Security Deposit in the amount of Twenty Thousand Three Hundred Eighty-Two and 00/100 Dollars ($20,382.00).  Within thirty (30) days following the full performance by Tenant of all of its obligations under the Lease and this Agreement (including, without limitation, the payment of the Termination Fee pursuant to Section 3 above), Landlord shall return any unapplied portion of such Security Deposit to Tenant.

5.          Condition of Premises. As of the Termination Date, Tenant has surrendered the Premises to Landlord in its currently existing "as is" condition , normal wear and tear excepted.  In consideration of Lessor's receipt of the Termination Fee as set forth above, and Tenant's execution of the Bill of Sale described in this Section 5 below, Landlord accepts the Premises in such "as is" condition and waives Tenant's obligations with respect to removal, surrender and restoration of the Premises, including Tenant's obligations under Section 2.03 of the Original Lease.  Concurrently with Tenant's execution and delivery of this Agreement, Tenant shall execute and deliver to Landlord a bill of sale in substantially the form of Exhibit A attached hereto (the "Bill of Sale"), relinquishing any rights of Tenant in and to any and all personal property, fixtures, furniture and equipment existing in the Premises as of the date of this Agreement.

6.          Release by Tenant.  Effective on the Termination Date, Tenant, on behalf of itself and its predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Tenant, and each of them (collectively, the "Tenant Releasing Parties"), do hereby release Landlord and its predecessors, successors, affiliates and assigns, and their respective partners, officers, shareholders, agents, contractors, representatives, members, employees and attorneys (collectively the "Landlord Released Parties"), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Tenant Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Landlord Released Parties, or any of them, arising out of or in connection with the Lease, the Premises, or any dealings between the Landlord Released Parties, or any of them, on the one hand, and the Tenant Releasing Parties, or any of them, on the other hand.  In connection therewith, Tenant hereby expressly waives all rights which it has, or may hereafter claim to have, that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement.  In connection therewith, Tenant hereby expressly waives all rights which it has, or may hereafter claim to have, that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement, and hereby expressly waives all rights it may have, or claim to have, under the provisions of California Civil Code Section 1542, or equivalent law of any jurisdiction, which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE

CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

/s/ JW
Tenant's Initials

7.          Representations and Warranties.  Tenant hereby makes the following representations and warranties to Landlord (all of which representations and warranties, together with all other representations and warranties made in this Agreement by Tenant, shall survive the mutual execution and delivery of this Agreement): (i) Tenant has the full power, authority and legal right to enter into and to perform and observe the provisions of this Agreement without the authorization or consent of any other party or entity; (ii) Tenant has not assigned, sublet, transferred or conveyed, and agrees not to assign, sublet, transfer or convey its interest in the Premises, the Lease or any claims or potential claims it may have against Landlord or any of the Landlord Released Parties; and (iii) Landlord is not in default under the Lease and Tenant does not have any defenses or offsets to the timely performance of Tenant's obligations under the Lease or this Agreement.  Tenant hereby agrees to indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold Landlord and the Landlord Released Parties harmless from and against any claims, actions, causes of action, losses, liabilities, damages, costs and expenses (including, without limitation, attorneys' fees and costs) suffered or incurred by Landlord or the Landlord Released Parties as a result of any breach of Tenant's obligations under this Agreement including, without limitation, any breach of or inaccuracy in Tenant's representations and warranties contained in this Agreement.

8.          Invalidity of Provisions.  If any provision of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof.

9.          Attorneys' Fees.  If either party hereto commences an action against the other to enforce any of the terms hereof, or to obtain damages for any alleged breach of any of the terms hereof, or for a declaration of rights hereunder, the losing party shall pay to the prevailing party the prevailing party's reasonable attorneys' fees and costs incurred in connection with the prosecution of such action, whether or not such action proceeds to trial or appeal.

10.        Brokers.  Tenant hereby warrants and represents that it has had no dealings with any real estate broker or agent who is or might be entitled to a commission, finder's fee or other like payment in connection with the negotiation of this Agreement.  Tenant hereby agrees to indemnify, defend and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under Tenant.

11.        Further Assurances.  Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Agreement, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

12.        Electronic Signatures; Counterparts.  Each party hereto shall be authorized to rely upon the signatures of all parties to this Agreement which are delivered by facsimile, email or other electronic means as constituting a duly authorized, irrevocable and actual delivery of this Agreement with original ink signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

13.        Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

[signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Agreement as of the date first written above.

LANDLORD:

JUTLAND 4141 INVESTMENTS, LTD.,

a California limited partnership

By:	/s/ Danny Gabriel
Name:	Danny Gabriel
Its:	Authorized Representative

TENANT:

EVERSPIN TECHNOLOGIES, INC.,

a Delaware corporation

By:	/s/ Jeff Winzeler
Name:	Jeff Winzeler
Its:	Chief Financial Officer

EXHIBIT A

FORM OF BILL OF SALE

EVERSPIN TECHNOLOGIES, INC., a Delaware corporation ("Seller"), for and in consideration of the amount of Ten Dollars ($10.00) and other good and valuable consideration received, does hereby sell, assign, grant and convey to JUTLAND 4141 INVESTMENTS, LTD., a California limited partnership ("Buyer"), all furniture, fixtures, equipment, appliances, tools, supplies and other personal property of every kind and character (the "Personal Property") owned by Seller and attached to or located in that certain premises containing approximately 11,837 rentable square feet and commonly known as Suites 200 and 220, in the office building located at 1347 N. Alma School Road, Chandler, Arizona, in the office project commonly known as Chandler Office Center.

The Personal Property is conveyed to Purchaser “AS IS, WHERE IS”.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed effective as of the 12th day of April, 2018.

SELLER:

EVERSPIN TECHNOLOGIES, INC.,

a Delaware corporation

By:	/s/ Jeff Winzeler
Name:	Jeff Winzeler
Its:	Chief Financial Officer